Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Second Quarter of 2016

REDDING, California, July 22, 2016 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.1 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced financial results for the quarter ended June 30, 2016. Net income available to common shareholders for the quarter ended June 30, 2016 was $1.6 million or $0.11 per share – diluted, compared with net income available to common shareholders of $2.3 million or $0.18 per share – diluted for the same period of 2015.

The current quarter is the first full quarter which includes the benefits derived from the acquisition of five Bank of America branches in March 2016 and the reconfiguration of the Company’s Balance Sheet using liquidity provided by those branches. Compared against the first quarter of 2016:

●	Net interest income increased $913 thousand (11%)

●	Net interest margin increased from 3.44% to 3.74%

●	Average interest rate paid on all deposits decreased from 37 basis points to 30 basis points

Randall S. Eslick, President and CEO commented: “We are pleased to see that the first quarter reconfiguration of our Balance Sheet has provided the benefits we anticipated. Healthy loan growth has had a very positive impact on interest income.   The elimination of most brokered and wholesale borrowings and the sizeable growth in low cost core deposits have substantially reduced interest expense. We believe our branch acquisition and financial reconfiguration have achieved the planned results.”

Unrelated to the branch acquisition, the second quarter results were negatively impacted by the $546 thousand impairment of a bond investment which is described in more detail later in this press release.

Financial highlights for the second quarter of 2016:

●	Net income available to common shareholders totaled $1.6 million
●	Return on average assets was 0.59%
●	Return on average equity was 6.85%
●	Total deposits for the quarter averaged $931.1 million, an increase of $106.9 million from the previous quarter average of $824.2 million
●	Term debt for the quarter averaged $19.5 million, a decrease of $71.9 million from the previous quarter average of $91.4 million
●	Gross loans at June 30, 2016 totaled $754.1 million, an increase of $29.9 million (17% annualized) since March 31, 2016
●	Nonperforming assets at June 30, 2016 totaled $11.7 million or 1.09% of total assets
●	Net loan loss recoveries of $369 thousand combined with continuing improved asset quality resulted in no provision for loan and lease losses
●	Tangible book value per common share was $6.71 at June 30, 2016

Financial highlights for the six months ended June 30, 2016:

●	Net income available to common shareholders totaled $596 thousand
●	Return on average assets was 0.11%
●	Return on average equity was 1.31%
●	Gross loans at June 30, 2016 totaled $754.1 million, an increase of $37.5 million (11% annualized) since December 31, 2015.
●	Nonperforming assets at June 30, 2016 totaled $11.7 million, a decrease of $3.8 million (49% annualized) compared to December 31, 2015

(NASDAQ: BOCH)

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve our plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of our loans
●	Credit quality deterioration which could cause an increase in the provision for loan and lease losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation and specifically disclaims any obligation, to revise or publicly release the results of any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date the statements were made.

(NASDAQ: BOCH)

TABLE 1

SELECTED FINANCIAL INFORMATION - UNAUDITED

(amounts in thousands except per share data)

	For The Three Months Ended			For The Six Months Ended
Net income, average assets and	June 30,		March 31,	June 30,
average shareholders' equity	2016	2015	2016	2016	2015
Income (loss) available to common shareholders	$1,556	$2,340	$(960)	$596	$4,091
Average total assets	$1,064,186	$993,815	$1,034,203	$1,049,192	$986,406
Average shareholders' equity	$91,317	$106,198	$91,307	$91,312	$105,412

Selected performance ratios
Return on average assets	0.59%	0.94%	(0.37)%	0.11%	0.84%
Return on average equity	6.85%	8.84%	(4.23)%	1.31%	7.83%
Efficiency ratio	79.43%	64.61%	108.08%	93.45%	68.00%

Share and per share amounts
Weighted average shares - basic	13,367	13,338	13,360	13,364	13,320
Weighted average shares - diluted	13,425	13,370	13,360	13,408	13,353
Earnings (loss) per share - basic	$0.11	$0.18	$(0.07)	$0.04	$0.31
Earnings (loss) per share - diluted	$0.11	$0.18	$(0.07)	$0.04	$0.31

	At June 30,		At March 31,
Share and per share amounts	2016	2015	2016
Common shares outstanding (1)	13,439	13,364	13,442
Tangible book value per common share	$6.71	$6.48	$6.57

Capital ratios
Bank of Commerce Holdings
Common equity tier 1 capital ratio	9.69%	9.96%	9.82%
Tier 1 capital ratio (2)	10.77%	13.33%	10.93%
Total capital ratio (2)	13.11%	14.58%	13.30%
Tier 1 leverage ratio (2)	9.34%	11.76%	9.48%

Redding Bank of Commerce
Common equity tier 1 capital ratio	12.80%	13.27%	13.07%
Tier 1 capital ratio	12.80%	13.27%	13.07%
Total capital ratio	14.05%	14.52%	14.32%
Tier 1 leverage ratio	11.14%	11.75%	11.36%
(1) Includes unvested restricted shares issued in accordance with the Bank's equity incentive plan.

(2) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject. The decline in the capital ratios of Bank of Commerce Holdings as of June 30, 2016 compared to June 30, 2015 is primarily due to the redemption of $20.0 million of preferred stock (Tier 1 capital) during the fourth quarter of 2015. The $10.0 million of subordinated debt issued during the fourth quarter of 2015 qualifies as Tier 2 capital under the applicable capital adequacy rules and regulations promulgated by the Federal Reserve. The capital ratios for 2016 were also impacted by the addition of $1.8 million of core deposit intangibles and $665 thousand of goodwill recorded in conjunction with a branch acquisition in March of 2016.

(NASDAQ: BOCH)

BALANCE SHEET OVERVIEW

As of June 30, 2016, the Company had total consolidated assets of $1.1 billion, gross loans of $754.1 million, allowance for loan and lease losses (“ALLL”) of $11.9 million, total deposits of $937.6 million, and shareholders’ equity of $92.5 million.

TABLE 2

LOAN BALANCES BY TYPE - UNAUDITED

(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total
Commercial	$150,410	20%	$143,088	20%	$7,322	5%	$136,721	19%
Real estate - construction and land development	39,009	5	27,858	4	11,151	40%	27,554	4
Real estate - commercial non-owner occupied	253,873	35	236,173	34	17,700	7%	247,840	34
Real estate - commercial owner occupied	154,480	20	138,183	20	16,297	12%	154,484	21
Real estate - residential - ITIN	47,188	6	51,249	7	(4,061)	(8)%	48,384	7
Real estate - residential - 1-4 family mortgage	10,862	1	12,209	2	(1,347)	(11)%	10,947	2
Real estate - residential - equity lines	43,971	6	46,463	7	(2,492)	(5)%	44,327	6
Consumer and other	54,347	7	44,551	6	9,796	22%	53,986	7
Gross loans	754,140	100%	699,774	100%	54,366	8%	724,243	100%
Deferred fees and costs	1,028		403		625		985
Loans, net of deferred fees and costs	755,168		700,177		54,991		725,228
Allowance for loan and lease losses	(11,864)		(11,402)		(462)		(11,495)
Net loans	$743,304		$688,775		$54,529		$713,733

Average yield on loans during the quarter	4.76%		4.74%		0.02		4.72%

The Company recorded gross loan balances of $754.1 million at June 30, 2016, compared with $699.8 million and $724.2 million at June 30, 2015 and March 31, 2016, respectively, an increase of $54.4 million and $29.9 million, respectively. The increase in gross loans compared to the same period a year ago and the prior period was driven by organic loan originations. The increase in deferred fees and costs from June 30, 2015 to June 30, 2016 was the result of increased loan production and revised loan origination costs based on an updated loan origination cost study.

The increase in the ALLL in the current quarter compared to the prior quarter resulted from net loan loss recoveries of $369 thousand. As a result of these net recoveries and continued improved asset quality, no provision for loan and lease losses was deemed necessary during the current quarter or during the prior five consecutive quarters. See table 8 for additional details of the ALLL.

(NASDAQ: BOCH)

TABLE 3

CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED

(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total

Cash and due from banks	$14,695	5%	$11,115	5%	$3,580	32%	$14,969	5%
Interest-bearing deposits in other banks	51,345	20	21,681	9	29,664	137%	70,781	24
Total cash and cash equivalents	66,040	25	32,796	14	33,244	101%	85,750	29

Investment securities:
U.S. government and agencies	3,262	1	5,314	2	(2,052)	(39)%	3,915	1
Obligations of state and political subdivisions	59,015	23	51,324	24	7,691	15%	61,288	21
Residential mortgage backed securities and collateralized mortgage obligations	45,015	17	37,776	16	7,239	19%	51,721	18
Corporate securities	22,313	9	33,501	15	(11,188)	(33)%	23,764	8
Commercial mortgage backed securities	14,865	6	9,467	4	5,398	57%	14,571	5
Other asset backed securities	13,436	5	23,381	10	(9,945)	(43)%	18,992	6
Total investment securities - AFS	157,906	61	160,763	71	(2,857)	(2)%	174,251	59

Obligations of state and political subdivisions - HTM	35,415	14	36,655	15	(1,240)	(3)%	35,357	12
Total investment securities - AFS and HTM	193,321	75	197,418	86	(4,097)	(2)%	209,608	71
Total cash, cash equivalents and investment securities	$259,361	100%	$230,214	100%	$29,147	13%	$295,358	100%
Average yield on interest bearing due from banks and investment securities during the quarter	2.37%		2.59%		(0.22)		2.35%

As of June 30, 2016, we maintained noninterest-bearing cash positions at the Federal Reserve Bank and correspondent banks in the amount of $14.7 million. We also held interest-bearing deposits in the amount of $51.3 million. The sizeable increase in interest-bearing deposits compared to the same period a year ago derives from liquidity provided by the recent branch acquisition. It is anticipated that much of this liquidity will continue to be deployed into new loans over the remainder of the year.

Available-for-sale investment securities totaled $157.9 million at June 30, 2016, compared with $160.8 million and $174.3 million at June 30, 2015 and March 31, 2016, respectively. Our available-for-sale investment portfolio provides us with a secondary source of liquidity to fund other higher yielding asset opportunities, such as loan originations and wholesale loan purchases. During the second quarter of 2016 we purchased 2 securities with a par value of $4.1 million and weighted average yield of 2.10% and sold 13 securities with a par value of $13.5 million and weighted average yield of 3.39%. The sales activity resulted in $28 thousand in net realized gains. During the same period, we received $5.9 million in proceeds from principal payments, calls and maturities within the available-for-sale investment securities portfolio. Average securities balances and weighted average tax equivalent yields for the quarters ended June 30, 2016 and 2015 were $201.4 million and 3.39% compared to $197.9 million and 3.47%, respectively.

At June 30, 2016, we held $3.2 million par value of AgriBank subordinated notes due July 15, 2019. On April 28, 2016 AgriBank announced that, on July 15, 2016 it would redeem all of the outstanding principal amount of these notes at 100% of the principal amount together with all accrued and unpaid interest. During the second quarter of 2016, we determined that the present value of the expected cash flows on our AgriBank investment was $546 thousand less than our amortized cost basis and recorded an other-than-temporary impairment for that amount. We did not recognize any additional, other-than-temporary impairment losses for the six months ended June 30, 2016, or the year ended December 31, 2015.

(NASDAQ: BOCH)

At June 30, 2016, our net unrealized gains on available-for-sale investment securities were $2.6 million compared with $1.5 million and $1.7 million at June 30, 2015 and March 31, 2016, respectively. The increase in net unrealized gains between March 31, 2016 and June 30, 2016 is primarily due to interest rate declines over the past three months.

TABLE 4

DEPOSITS BY TYPE - UNAUDITED

(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total
Demand - noninterest bearing	$224,467	24%	$151,640	20%	$72,827	48%	$212,758	23%
Demand - interest bearing	385,609	41	276,103	36	109,506	40%	392,325	42
Total demand	610,076	65	427,743	56	182,333	43%	605,083	65

Savings	105,228	11	93,500	12	11,728	13%	105,828	11
Total non-maturing deposits	715,304	76	521,243	68	194,061	37%	710,911	76

Certificates of deposit	222,252	24	238,796	32	(16,544)	(7)%	226,756	24
Total deposits	$937,556	100%	$760,039	100%	$177,517	23%	$937,667	100%

Average rate on interest bearing deposits during the quarter	0.39%		0.50%		(0.11)		0.48%
Average rate on all deposits during the quarter	0.30%		0.40%		(0.10)		0.37%

Total deposits at June 30, 2016, increased $177.5 million or 23% to $937.6 million compared to June 30, 2015, and decreased $111 thousand or 0.01% compared to March 31, 2016. Total non-maturing deposits increased $194.1 million or 37% compared to the same date a year ago and increased $4.4 million or 1% compared to March 31, 2016. Certificates of deposit decreased $16.5 million or 7% compared to the same date a year ago and decreased $4.5 million or 2% compared to March 31, 2016.

During the first quarter of 2016 the branch acquisition provided an additional $149.0 million of deposits and we called and redeemed $17.5 million of brokered certificates of deposit. At June 30, 2016, the deposits in the acquired branches totaled $139.0 million.

TABLE 5

WHOLESALE AND BROKERED DEPOSITS - UNAUDITED

(amounts in thousands)

	At June 30,		At March 31,
	2016	2015	2016
CDARS / ICS reciprocal deposits	$54,783	$58,628	$61,601
Third party brokered time deposits	—	17,502	—
Brokered deposits per Call Report	54,783	76,130	61,601
Online listing service time deposits	54,396	63,328	55,986

Total wholesale and brokered deposits	$109,179	$139,458	$117,587

In accordance with regulatory Call Report instructions, the Bank will file (or has filed) quarterly Call Reports which list brokered deposits of $54.8 million, $76.1 million and $61.6 million at June 30, 2016, June 30, 2015 and March 31, 2016, respectively.

(NASDAQ: BOCH)

INCOME STATEMENT OVERVIEW

TABLE 6

SUMMARY INCOME STATEMENT - UNAUDITED

(amounts in thousands, except per share data)

	For The Three Months Ended
	June 30,		Change		March 31,	Change
	2016	2015	Amount	%	2016	Amount	%
Interest income	$10,257	$9,763	$494	5%	$9,904	$353	4%
Interest expense	1,040	1,168	(128)	(11)%	1,600	(560)	(35)%
Net interest income	9,217	8,595	622	7%	8,304	913	11%
Provision for loan and lease losses	—	—	—	0%	—	—	0%
Noninterest income	437	881	(444)	(50)%	949	(512)	(54)%
Noninterest expense:
Branch acquisition and balance sheet reconfiguration costs	168	—	168	100%	2,795	(2,627)	(94)%
Other noninterest expense	7,500	6,122	1,378	23%	7,206	294	4%
Income (loss) before provision for income taxes	1,986	3,354	(1,368)	(41)%	(748)	2,734	(366)%
Deferred tax asset write-off	—	—	—	0%	363	(363)	(100)%
Provision for income taxes	430	964	(534)	(55)%	(151)	581	(385)%
Net income (loss)	$1,556	$2,390	$(834)	(35)%	$(960)	2,516	(262)%
Less: Preferred dividends	—	50	(50)	(100)%	—	—	0%
Income (loss) available to common shareholders	$1,556	$2,340	$(784)	(34)%	$(960)	$2,516	(262)%

Basic earnings (loss) per share	$0.11	$0.18	$(0.07)	(39)%	$(0.07)	$0.18	(3)%
Average basic shares	13,367	13,338	29	0%	13,360	7	0%
Diluted earnings (loss) per share	$0.11	$0.18	$(0.07)	(39)%	$(0.07)	$0.18	(3)%
Average diluted shares	13,425	13,370	55	0%	13,360	65	0%
Dividends declared per common share	$0.03	$0.03	$—	0%	$0.03	$—	0%

Second Quarter of 2016 Compared With Second Quarter of 2015

Net income available to common shareholders for the second quarter of 2016 decreased $784 thousand over the second quarter of 2015. In the current quarter, net interest income was $622 thousand higher, and the provision for income tax was $534 lower. These positive changes were offset by a decrease in noninterest income of $444 thousand and an increase in noninterest expense of $1.5 million.

Net Interest Income

Net interest income increased $622 thousand over a year previous.

Interest income for the three months ended June 30, 2016 increased $494 thousand or 5% to $10.3 million. Interest and fees on loans increased $492 thousand due to increased average loan balances. Interest on interest bearing deposits due from banks increased $9 thousand while interest on securities decreased $7 thousand.

(NASDAQ: BOCH)

Interest expense for the second quarter of 2016 decreased $128 thousand or 11% to $1.0 million. The net decrease was caused by the following.

●	Interest on FHLB term debt decreased $364 thousand. During the first quarter of 2016 all FHLB term debt was repaid and an interest rate hedge associated with $75.0 million of that debt was terminated.

●

Interest on $20.0 million of senior and subordinated term debt increased $294 thousand. The senior and subordinated term debt was issued during the fourth quarter of 2015 to redeem $20.0 million of preferred stock.

●

Interest on interest bearing deposits decreased $70 thousand. Interest bearing deposits increased $103.0 million compared to the prior year, but the rate paid on all interest bearing deposits decreased by 11 basis points.

●	Interest on junior subordinated debentures and other borrowings increased $12 thousand.

Noninterest Income

Noninterest income for the three months ended June 30, 2016 decreased $444 thousand compared to the same period a year ago. During the second quarter of 2016 we recorded a $546 thousand other-than-temporary impairment on an investment security as described in Note 4 to our March 31, 2016 Form 10-Q. Our branch and offsite ATM acquisition completed in the first quarter, enhanced point of sale and ATM fees by $241 thousand for the quarter ended June 30, 2016 compared to the same period a year ago. Additionally, a $205 thousand special dividend on Federal Home Loan Bank of San Francisco stock was included in other noninterest income during the three months ended June 30, 2015.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2016 increased $1.5 million compared to the same period a year ago. The increase was primarily driven by increased costs to operate the five newly acquired branches and three offsite ATM locations. Noninterest expenses that increased during the current quarter compared to the same period a year ago included the following:

●	Salaries and occupancy costs directly related to the newly acquired branch and offsite ATM locations of $601 thousand
●	Data processing fees increased $122 thousand
●	ATM processing fees increased $84 thousand as a result of the additional activity at the recently acquired branch and offsite ATM locations
●	Telecommunications expense increased $90 thousand
●	Branch acquisition costs of $168 thousand

Income Tax Provision

During the three months ended June 30, 2016, the Company recorded a provision for income taxes of $430 thousand compared with a provision for income taxes of $964 thousand for the same period a year ago. The decrease in the current quarter is due to decreased taxable income. Pre-tax income for 2016 is less than in 2015, while permanent deductions and tax credits are essentially unchanged resulting in a decrease in the effective tax rate for 2016. As a result, the Company’s effective tax rate decreased from 28.74% for the second quarter of 2015 to 21.65% during the current quarter.

Second Quarter of 2016 Compared With First Quarter of 2016

Net income available to common shareholders for the second quarter of 2016 increased $2.5 million over the first quarter of 2016. In the current quarter, net interest income was $913 thousand higher and noninterest expenses were $2.3 million lower. These positive changes were offset by a decrease in noninterest income of $512 thousand and an increase in the provision for income taxes of $218 thousand.

Net Interest Income

Net interest income increased $913 thousand over the prior quarter.

Interest income for the three months ended June 30, 2016 increased $353 thousand or 4% to $10.3 million compared to the prior quarter. Interest and fees on loans increased $345 thousand and interest on securities increased $18 thousand due to increased average loan and securities balances. Interest on interest bearing deposits due from banks decreased $10 thousand due to decreased average interest bearing deposit balances.

(NASDAQ: BOCH)

Interest expense for the three months ended June 30, 2016 decreased $560 thousand or 35% to $1.0 million compared to the prior quarter. Interest expense on term debt decreased $487 thousand due to the repayment of $75.0 million of FHLB term debt and the termination of the interest rate hedge associated with that debt during the first quarter of 2016. Average total deposits for the second quarter of 2016 increased $106.9 million from the first quarter of 2016 however, interest expense on those deposits declined $78 thousand due to a nine basis point decline in the average rate paid on interest bearing deposits.

Noninterest Income

Noninterest income for the three months ended June 30, 2016 decreased $512 thousand compared to the prior quarter. In addition to the previously mentioned $546 thousand other-than-temporary impairment of an investment security, net gains recognized on the sale of available-for-sale investment securities during the current quarter decreased by $66 thousand to $28 thousand compared to a $94 thousand net gain in the prior quarter. Point of sale and ATM fees increased $244 thousand primarily as a result of the acquisition of five branch and three offsite ATM locations during March of 2016. Noninterest income during the first quarter of 2016 included a $176 thousand gain on payoff of a purchased impaired loan.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2016 decreased $2.3 million compared to the prior quarter.

The decrease in noninterest expense was primarily driven by following positive items:

●	Branch acquisition and balance sheet reconfiguration costs decreased $2.6 million
●	Incentive and payroll tax costs decreased $224 thousand
●	Direct loan origination deferred costs increased $100 thousand

The decrease in noninterest expense compared to the prior period was partially offset by following negative items:

●	Salaries and occupancy costs related to the newly acquired branches increased $476 thousand
●	ATM processing fees increased $84 thousand as a result of the recently acquired branch and offsite ATM locations
●	Data processing fees increased $73 thousand
●	Telecommunications expense increased $52 thousand

Income Tax Provision

During the three months ended June 30, 2016, we recorded a provision for income taxes of $430 thousand. During the three months ended March 31, 2016, we recorded an income tax benefit related to operating losses of $151 thousand and wrote-off a $363 thousand deferred tax asset; a net expense of $212 thousand. Our effective tax rate increased slightly to 21.65% in the second quarter from 20.19% (excluding the write-off of deferred tax asset) in the first quarter of 2016.

Earnings Per Share

Diluted earnings per share available to common shareholders were $0.11 for the three months ended June 30, 2016 compared with diluted earnings per share available to common shareholders of $0.18 for the same period a year ago, and net losses per share available to common shareholders of $0.07 for the prior period. Earnings per share for the three months ended June 30, 2016 declined $0.07 compared to the same period a year ago as a result of a $784 thousand decrease in net income, and increased $0.18 compared to the prior quarter as a result of a $2.5 million increase in net income. The causes of these increases and decreases in earnings have been previously detailed in this press release.

(NASDAQ: BOCH)

TABLE 7

NET INTEREST MARGIN - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	June 30,		Change	March 31,	Change
	2016	2015	Amount	2016	Amount
Yield on average interest earning assets	4.16%	4.21%	(0.05)	4.10%	0.06
Interest expense to fund average earning assets	0.42%	0.50%	(0.08)	0.66%	(0.24)
Net interest margin - nominal	3.74%	3.71%	0.03	3.44%	0.30

Yield on average interest earning assets - tax equivalent basis	4.29%	4.35%	(0.06)	4.23%	0.06
Interest expense to fund average earning assets	0.42%	0.50%	(0.08)	0.66%	(0.24)
Net interest margin - tax equivalent basis	3.87%	3.85%	0.02	3.57%	0.30

Average earning assets	$990,132	$928,578	$61,554	$969,818	$20,314
Average interest bearing liabilities	$740,579	$723,288	$17,291	$743,388	$(2,809)

The current quarter net interest margin increased 30 basis points to 3.74% as compared to the prior quarter. This was caused by increased yield on the loan portfolio, a decrease in the overall cost of interest bearing deposits, and by the elimination of our contractual interest payments on $75.0 million Federal Home Loan Bank of San Francisco borrowings. These positive changes were partially offset by interest on $20.0 million of new term debt issued during the fourth quarter of 2015.

The current quarter net interest margin increased 3 basis points to 3.74% as compared to the same period a year ago. The increase resulted from an eight basis point decrease in interest expense to fund average earning assets offset by a five basis point decrease in yield on average earning assets. During the second quarter of 2016, interest on the $20.0 million of new term debt issued during the fourth quarter of 2015 totaled $295 thousand and reduced the net interest margin by 10 basis points.

During the second quarter of 2016, deposit balances increased $177.5 million and decreased $111 thousand compared to the same period a year ago and the prior quarter respectively. The increase in deposit balances results from the recent branch acquisition and strong organic growth. Our overall cost of total deposits decreased to 0.30% for the quarter ended June 30, 2016 from 0.40% for the same period a year ago and from 0.37% for the prior quarter.

(NASDAQ: BOCH)

TABLE 8

ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Beginning balance	$11,495	$11,180	$10,891	$11,402	$11,296
Provision for loan and lease losses charged to expense	—	—	—	—	—
Loans charged off	(1,734)	(307)	(707)	(779)	(711)
Loan loss recoveries	2,103	622	996	268	817
Ending balance	$11,864	$11,495	$11,180	$10,891	$11,402

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2016	2016	2015	2015	2015
Nonaccrual loans:
Commercial	$2,149	$2,563	$1,994	$2,506	$3,170
Real estate - commercial non-owner occupied	1,197	1,197	5,488	5,154	6,532
Real estate - commercial owner occupied	816	1,190	1,071	1,928	1,079
Real estate - residential - ITIN	3,664	3,705	3,649	4,228	4,375
Real estate - residential - 1-4 family mortgage	1,824	1,742	1,775	1,669	1,693
Real estate - residential - equity lines	995	1,270	—	23	24
Consumer and other	266	31	32	33	34
Total nonaccrual loans	10,911	11,698	14,009	15,541	16,907
Accruing troubled debt restructured loans:
Commercial	760	40	49	56	10
Real estate - commercial non-owner occupied	816	821	824	828	832
Real estate - commercial owner occupied	—	—	—	—	849
Real estate - residential - ITIN	5,336	5,502	5,458	5,423	5,303
Real estate - residential - equity lines	548	553	558	563	569
Total accruing troubled debt restructured loans	7,460	6,916	6,889	6,870	7,563

All other accruing impaired loans	550	488	492	494	530

Total impaired loans	$18,921	$19,102	$21,390	$22,905	$25,000

Gross loans outstanding at period end	$754,140	$724,243	$716,639	$718,533	$699,774

Allowance for loan and lease losses as a percent of:
Gross loans	1.57%	1.59%	1.56%	1.52%	1.63%
Nonaccrual loans	108.73%	98.26%	79.81%	70.08%	67.44%
Impaired loans	62.70%	60.18%	52.27%	47.55%	45.61%

Nonaccrual loans to gross loans	1.45%	1.62%	1.95%	2.16%	2.42%

We realized net loan loss recoveries of $369 thousand in the current quarter compared with net loan loss recoveries of $315 thousand in the prior quarter and net loan loss recoveries of $106 thousand for the same period a year ago. Recoveries during the second quarter of 2016 of $1.9 million were primarily associated with one commercial real estate relationship, offset by $1.4 million in charge-offs related to two commercial loan relationships and one residential real estate loan.

(NASDAQ: BOCH)

We continue to monitor credit quality, and adjust the ALLL to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. We made no provision for loan and lease losses during this quarter or the previous five consecutive quarters. Our ALLL as a percentage of gross loans was 1.57% as of June 30, 2016 compared to 1.63% as of June 30, 2015 and 1.59% as of March 31, 2016. Based on the Bank’s ALLL methodology, which uses criteria such as risk weighting and historical loss rates, and given the ongoing improvements in asset quality, management believes the Company’s ALLL is adequate at June 30, 2016. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At June 30, 2016, the recorded investment in loans classified as impaired totaled $18.9 million, with a corresponding valuation allowance of $903 thousand compared to impaired loans of $25.0 million with a corresponding valuation allowance of $1.3 million at June 30, 2015 and impaired loans of $19.1 million, with a corresponding valuation allowance of $1.1 million at March 31, 2016. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans.

TABLE 9

PERIOD END TROUBLED DEBT RESTRUCTURINGS - UNAUDITED

(amounts in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2016	2016	2015	2015	2015
Nonaccrual	$3,785	$4,516	$9,015	$11,149	$12,354
Accruing	7,460	6,916	6,889	6,870	7,563
Total troubled debt restructurings	$11,245	$11,432	$15,904	$18,019	$19,917

Percentage of total gross loans	1.49%	1.58%	2.22%	2.51%	2.85%

Loans are reported as a troubled debt restructuring when we grant a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as we will not collect all amounts due, either principal or interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by calculating the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended June 30, 2016, the Company restructured one loan to grant a rate and maturity modification. The loan was classified as troubled debt restructurings and placed on nonaccrual status. As of June 30, 2016, we had 118 restructured loans that qualified as troubled debt restructurings, of which 108 were performing according to their restructured terms.

(NASDAQ: BOCH)

TABLE 10

NONPERFORMING ASSETS - UNAUDITED

(amounts in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2016	2016	2015	2015	2015
Total nonaccrual loans	$10,911	$11,698	$14,009	$15,541	$16,907
90 days past due and still accruing	10	—	88	52	54
Total nonperforming loans	10,921	11,698	14,097	15,593	16,961

Other real estate owned	765	1,011	1,423	1,525	1,405
Total nonperforming assets	$11,686	$12,709	$15,520	$17,118	$18,366

Nonperforming loans to gross loans	1.45%	1.62%	1.97%	2.17%	2.42%
Nonperforming assets to total assets	1.09%	1.18%	1.53%	1.73%	1.87%

At June 30, 2016, June 30, 2015 and March 31, 2016, the recorded investment in OREO was $765 thousand, $1.4 million and $1.0 million, respectively. The June 30, 2016 OREO balance consists of four properties, of which one is a 1-4 family residential real estate property in the amount of $81 thousand, two are nonfarm nonresidential properties in the amount of $558 thousand and one is an undeveloped commercial property in the amount of $126 thousand.

(NASDAQ: BOCH)

TABLE 11

UNAUDITED CONSOLIDATED

BALANCE SHEET

(amounts in thousands, except per share data)

	At June 30,	At June 30,	Change		At March 31,
	2016	2015	$	%	2016
Assets:
Cash and due from banks	$14,695	$11,115	$3,580	32%	$14,969
Interest-bearing deposits in other banks	51,345	21,681	29,664	137%	70,781
Total cash and cash equivalents	66,040	32,796	33,244	101%	85,750

Securities available-for-sale, at fair value	157,906	160,763	(2,857)	(2)%	174,251
Securities held-to-maturity, at amortized cost	35,415	36,655	(1,240)	(3)%	35,357

Loans, net of deferred fees and costs	755,168	700,177	54,991	8%	725,228
Allowance for loan and lease losses	(11,864)	(11,402)	(462)	4%	(11,495)
Net loans	743,304	688,775	54,529	8%	713,733

Premises and equipment, net	15,660	11,342	4,318	38%	15,494
Other real estate owned	765	1,405	(640)	(46)%	1,011
Goodwill and core deposit intangibles, net	2,362	—	2,362	100%	2,469
Life insurance	22,794	22,168	626	3%	22,642
Deferred taxes	8,026	10,648	(2,622)	(25)%	8,389
Other assets	17,920	18,503	(583)	(3)%	17,987
Total assets	$1,070,192	$983,055	$87,137	9%	$1,077,083

Liabilities and shareholders' equity:
Demand - noninterest bearing	$224,467	$151,640	$72,827	48%	$212,758
Demand - interest bearing	385,609	276,103	109,506	40%	392,325
Savings	105,228	93,500	11,728	13%	105,828
Certificates of deposit	222,252	238,796	(16,544)	(7)%	226,756
Total deposits	937,556	760,039	177,517	23%	937,667

Term debt	19,577	90,000	(70,423)	(78)%	19,839
Unamortized debt issuance costs	(201)	—	(201)	100%	(213)
Net term debt	19,376	90,000	(70,624)	(78)%	19,626

Junior subordinated debentures	10,310	10,310	—	0%	10,310
Other liabilities	10,462	16,156	(5,694)	(35)%	18,762
Total liabilities	977,704	876,505	101,199	12%	986,365

Shareholders' equity:
Preferred stock	—	19,931	(19,931)	(100)%	—
Common stock	24,421	24,144	277	1%	24,325
Retained earnings	66,356	63,158	3,198	5%	65,201
Accumulated other comprehensive income (loss), net of tax	1,711	(683)	2,394	(351)%	1,192
Total shareholders' equity	92,488	106,550	(14,062)	(13)%	90,718

Total liabilities and shareholders' equity	$1,070,192	$983,055	$87,137	9%	$1,077,083

Total interest earning assets	$997,211	$917,756	$79,455	9%	$1,002,492
Shares outstanding	13,439	13,364			13,442
Tangible book value per share	$6.71	$6.48			$6.57

(NASDAQ: BOCH)

TABLE 12

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2016	2015	$	%	2016	2016	2015
Interest income:
Interest and fees on loans	$8,796	$8,304	$492	6%	$8,451	$17,247	$16,215
Interest on securities	808	801	7	1%	784	1,592	1,746
Interest on tax-exempt securities	588	602	(14)	(2)%	594	1,182	1,201
Interest on deposits in other banks	65	56	9	16%	75	140	127
Total interest income	10,257	9,763	494	5%	9,904	20,161	19,289
Interest expense:
Interest on demand deposits	130	107	23	21%	122	252	223
Interest on savings deposits	41	55	(14)	(25)%	45	86	109
Interest on certificates of deposit	515	594	(79)	(13)%	597	1,112	1,185
Interest on term debt	295	363	(68)	(19)%	782	1,077	712
Interest on other borrowings	59	49	10	20%	54	113	96
Total interest expense	1,040	1,168	(128)	(11)%	1,600	2,640	2,325
Net interest income	9,217	8,595	622	7%	8,304	17,521	16,964
Provision for loan and lease losses	—	—	—	0%	—	—	—
Net interest income after provision for loan and lease losses	9,217	8,595	622	7%	8,304	17,521	16,964
Noninterest income:
Service charges on deposit accounts	88	52	36	69%	72	160	101
Payroll and benefit processing fees	139	130	9	7%	160	299	278
Earnings on cash surrender value - life insurance	153	159	(6)	(4)%	156	309	324
Gain on investment securities, net	28	61	(33)	(54)%	94	122	276
Impairment losses on investment securities	(546)	—	(546)	100%	—	(546)	—
ATM and point of sale	335	92	243	264%	92	427	183
Other income	240	387	(147)	(38)%	375	615	573
Total noninterest income	437	881	(444)	(50)%	949	1,386	1,735

(NASDAQ: BOCH)

TABLE 12 - CONTINUED

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2016	2015	$	%	2016	2016	2015
Noninterest expense:
Salaries and related benefits	4,086	3,575	511	14%	4,229	8,315	7,485
Occupancy and equipment	987	709	278	39%	789	1,776	1,443
Federal Deposit Insurance Corporation insurance premium	181	178	3	2%	156	337	385
Data processing fees	374	251	123	49%	304	678	493
Professional service fees	470	442	28	6%	436	906	830
Telecommunications	199	109	90	83%	147	346	219
Branch acquisition costs	168	—	168	100%	412	580	—
Loss on cancellation of interest rate swap	—	—	—	100%	2,325	2,325	—
Other expenses	1,203	858	345	40%	1,203	2,406	1,860
Total noninterest expense	7,668	6,122	1,546	25%	10,001	17,669	12,715
Income before provision for income taxes	1,986	3,354	(1,368)	(41)%	(748)	1,238	5,984
Deferred tax asset write-off	—	—	—	0%	363	363	—
Provision for income taxes	430	964	(534)	(55)%	(151)	279	1,793
Net income	$1,556	$2,390	$(834)	(35)%	$(960)	$596	$4,191
Less: Preferred dividends	—	50	(50)	(100)%	—	—	100
Income available to common shareholders	$1,556	$2,340	$(784)	(34)%	$(960)	$596	$4,091

Basic earnings per share	$0.11	$0.18	$(0.07)	(39)%	$(0.07)	$0.04	$0.31
Average basic shares	13,367	13,338	29	0%	13,360	13,364	13,320
Diluted earnings per share	$0.11	$0.18	$(0.07)	(39)%	$(0.07)	$0.04	$0.31
Average diluted shares	13,425	13,370	55	0%	13,360	13,408	13,353

(NASDAQ: BOCH)

TABLE 13

UNAUDITED CONDENSED CONSOLIDATED

YEAR TO DATE AVERAGE BALANCE SHEETS

(amounts in thousands)

	For the Six Months Ended		For the Twelve Months Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2016	2015	2015	2014	2013
Earning assets:
Loans	$731,740	$688,146	$699,227	$625,166	$612,780
Taxable securities	122,050	128,791	120,897	147,916	157,486
Tax exempt securities	77,510	77,043	77,089	83,973	92,854
Interest-bearing deposits in other banks	48,676	26,795	30,323	56,465	43,342
Average earning assets	979,976	920,775	927,536	913,520	906,462

Cash and due from banks	14,665	10,566	11,220	11,246	10,624
Premises and equipment, net	14,008	11,980	11,552	12,105	10,337
Other assets	40,543	43,085	42,423	36,936	26,431
Average total assets	$1,049,192	$986,406	$992,731	$973,807	$953,854

Liabilities and shareholders' equity:
Demand - noninterest bearing	$201,457	$148,179	$156,578	$139,792	$122,011
Demand - interest bearing	353,291	272,349	283,105	272,383	244,125
Savings	100,008	92,227	92,659	91,108	92,502
Certificates of deposit	222,897	246,137	238,626	259,445	248,350
Total deposits	877,653	758,892	770,968	762,728	706,988

Repurchase agreements	—	—	—	—	5,780
Term debt	55,478	94,779	88,874	77,534	107,603
Junior subordinated debentures	10,310	10,310	10,310	15,239	15,465
Other liabilities	14,439	17,013	16,588	15,934	11,825
Average total liabilities	957,880	880,994	886,740	871,435	847,661

Shareholders' equity	91,312	105,412	105,991	102,372	106,193
Average liabilities & shareholders' equity	$1,049,192	$986,406	$992,731	$973,807	$953,854

(NASDAQ: BOCH)

TABLE 14

UNAUDITED CONDENSED CONSOLIDATED

QUARTERLY AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Earning assets:
Loans	$742,684	$720,795	$714,494	$705,762	$703,008
Taxable securities	124,183	119,917	111,098	115,165	121,110
Tax exempt securities	77,168	77,852	78,081	76,190	76,772
Interest-bearing deposits in other banks	46,097	51,254	37,158	30,430	27,688
Average earning assets	990,132	969,818	940,831	927,547	928,578

Cash and due from banks	17,028	12,301	12,372	11,355	10,833
Premises and equipment, net	15,632	12,384	11,001	11,265	11,767
Other assets	41,394	39,700	41,666	41,867	42,637
Average total assets	$1,064,186	$1,034,203	$1,005,870	$992,034	$993,815

Liabilities and shareholders' equity:
Demand - noninterest bearing	$220,377	$182,539	$171,449	$158,232	$147,442
Demand - interest bearing	382,811	323,771	302,862	284,508	268,784
Savings	103,990	96,027	92,939	93,230	93,291
Certificates of deposit	223,958	221,836	226,924	235,551	245,573
Total deposits	931,136	824,173	794,174	771,521	755,090

Term debt	19,510	91,444	79,772	86,359	105,330
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	11,913	16,969	16,197	16,140	16,887
Average total liabilities	972,869	942,896	900,453	884,330	887,617

Shareholders' equity	91,317	91,307	105,417	107,704	106,198
Average liabilities & shareholders' equity	$1,064,186	$1,034,203	$1,005,870	$992,034	$993,815

(NASDAQ: BOCH)

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names: Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce. The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through nine offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial	Stifel Nicolaus
John T. Cavender	Perry Wright
555 Market Street	1255 East Street, Suite 100
San Francisco, CA 94105	Redding, CA 96001
(800) 346-5544	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959